Exhibit 23.2

CONSENT OF MOSS ADAMS, LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 9, 2008, relating to the consolidated financial statements of Primoris Corporation as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, included in the Proxy Statement of Rhapsody Acquisition Corp. that is made part of the Registration Statement (Form S-4) and Prospectus of Rhapsody Acquisition Corp. for the registration of 29,084,800 shares of Rhapsody Acquisition Corp.’s common stock.

/s/ Moss Adams, LLP

Irvine, California
June 10, 2008